Exhibit 99.1

Contact:	F. Michael Johnson
Chief Financial Officer
(251) 431-7813

BANCTRUST FINANCIAL GROUP, INC. REPORTS

THIRD QUARTER EARNINGS

MOBILE, Ala. (November 4, 2008) - BancTrust Financial Group, Inc. (NASDAQ: BTFG) today reported net income of $223 thousand for the third quarter ended September 30, 2008, compared with net income of $2.4 million in the third quarter of 2007. Net income per diluted share was $0.01 in the third quarter of 2008 compared with $0.21 in the third quarter of 2007. Net income for the first nine months of 2008 was $4.7 million, or $0.27 per diluted share, compared with $6.1 million, or $0.53 per diluted share, for the first nine months of 2007. BancTrust's 2008 results include the operations of The Peoples BancTrust Company, Inc. acquired in October 2007. More information about this acquisition is found below under the heading "Accounting Treatment for Peoples BancTrust Acquisition."

BancTrust also announced that its Board of Directors declared a dividend of $0.13 per share, payable January 2, 2009, to shareholders of record as of December 12, 2008.

"BancTrust's third quarter earnings were negatively impacted by lower margins; costs associated with, and revenue loss due to, increased non performing assets; and a $1.7 million loss on the sale of other real estate," stated W. Bibb Lamar, Jr., President and Chief Executive Officer of BancTrust Financial Group, Inc. "During the third quarter, general economic and consumer confidence indicators confirmed that we are operating in an environment of broad economic fear and uncertainty that is unprecedented in recent memory."

"In recent weeks, the Federal government took significant steps to prevent further deterioration in the financial markets. We believe these steps are having a positive impact on BancTrust and the banking sector. The passage of the Emergency Economic Stabilization Act of 2008 and related government initiatives sought to provide market liquidity and increased depositor insurance. We have applied to participate in the TARP Capital Purchase Program through which we would be able to raise capital by selling senior preferred stock to the United States Department of the Treasury."

"Over the past year, we have taken significant steps to protect our future earnings and our capital base. We believe we are positioned well to weather a softening economy. We have seen benefit from the Peoples acquisition with third quarter revenues increasing over the prior year. We have reduced non-interest expenses in each of the last three quarters, eliminating over $5 million in costs since last year by integrating Peoples and consolidating our subsidiary banks. The reduction in non-interest expense has been partially offset by an increase in expenses related to real estate acquired due to non-performing loans."

"We are focused on continuing our cost reduction efforts, improving loan quality and protecting our capital base," continued Mr. Lamar. "We plan to implement additional cost saving efforts aimed at realizing up to $3 million in annual cost reductions and revenue enhancements. During the third quarter, we sold our finance company and closed the insurance operation acquired with Peoples in addition to selling three Tuscaloosa area branches. We believe these actions will allow our management to focus more effectively on our core banking operations going forward."

Third Quarter Results

Total interest revenue increased 10.6% to $25.3 million in the third quarter of 2008 compared with $22.8 million in the third quarter of 2007. Growth in interest revenue benefited from a 50.1% increase in average loans to $1.5 billion since the third quarter of 2007, primarily due to the Peoples acquisition. The growth in interest revenue was partially offset by a decline in the net interest margin to 3.25% at the end of the third quarter 2008. The net interest margin has declined approximately 58 basis points since the fourth quarter of 2007, including 15 basis points from the increase in non performing loans. Since December 31, 2007, loans are down 6.8%, or $111 million, to $1.5 billion because of a slowdown in economic activity in our coastal markets and an increase in other real estate owned. In addition, approximately $24.6 million of the decrease in loans was due to the sale of three branches in the Tuscaloosa, Alabama market in late August 2008. The branches were acquired in the Peoples transaction and their sale was part of BancTrust's plan to focus on markets where it has a greater presence.

"We have strategically slowed loan growth in an effort to shrink our loan portfolios in our Florida and coastal markets since the first of this year because of the economic slowdown," stated Mr. Lamar. "Our core Mobile market remains strong with good economic fundamentals, and we are continuing to experience loan growth there. Our central Alabama markets remain about even with last year. We expect total loans to be lower at year-end 2008 as a result of our cautious lending strategy in Florida and our coastal Alabama markets. Our focus remains on credit quality, and our near-term challenge remains the economy and its continued effect on loan quality."

"Net interest revenue rose 19.4% to $14.4 million in the third quarter of 2008 compared with $12.0 million in the third quarter of 2007. We expect some impact from the Federal Reserve's recent rate cut on fourth quarter margins. Further interest rate cuts would have the effect of decreasing our margins in the short term."

The provision for loan losses increased 59.6% to $1.9 million in the third quarter of 2008 compared with $1.2 million in the third quarter of 2007. The provision for loan losses was down from $2.4 million in the linked second quarter of 2008. Net charge-offs were $1.0 million for the third quarter of 2008, a decline from $1.6 million in the linked second quarter of 2008. Net charge-offs were $0.9 million in the third quarter of 2007.

BancTrust increased its allowance for loan losses to $25.1 million, or 1.65% of total loans, in the third quarter of 2008. The allowance has been increased in each of the last three quarters to account for higher levels of non-performing loans, primarily associated with our Florida and Alabama coastal markets. The allowance was increased from $24.6 million, or 1.58% of total loans, at the end of the linked second quarter of 2008.

"Our non-performing assets as a percentage of loans, leases and other real estate owned increased to 7.43% from 5.24% in the linked second quarter primarily from our Florida markets," continued Mr. Lamar. "Based on our detailed review of our non-performing loans, we believe we have adequately reserved for them. We have very solid collateral for the majority of the non-performing loans added during the third quarter and believe this reflects our strong underwriting standards prior to the downturn in these markets. We are continuing to move non-performing loans through the workout process in order to minimize potential losses and are continuing to evaluate options related to the real estate acquired during these workouts. We remain very diligent in monitoring loans throughout our system to minimize future losses."

Total non-interest revenue rose 19.9% to $3.9 million in the third quarter of 2008 compared with $3.2 million in the third quarter of 2007. Trust revenue rose 66.6% to $1.0 million; service charges on deposit accounts almost doubled to $2.8 million; and other income, charges and fees were up 58.3% to $1.8 million, all compared with the third quarter of 2007. The increase in non-interest income benefited from the Peoples acquisition, partially offset by a $1.7 million loss on the sale of other real estate and lower mortgage origination fees that declined $307,000 compared with the third quarter of 2007.

Total non-interest expense increased 49.8% to $16.2 million in the third quarter of 2008 compared with $10.8 million in the prior year third quarter. The increase resulted from the effect of purchase accounting, including a $762,000 increase in intangible amortization costs, offset partially by improved operating efficiencies since last year. Total non-interest expense has decreased on a linked quarter basis. BancTrust reported lower costs for salaries and net occupancy expenses and benefited from ongoing programs to streamline operations. The decrease in non-interest expense has been partially offset by an increase in expense related to other real estate owned.

Net income for the third quarter of 2008 was $223,000 compared with net income of $2.4 million in the third quarter of 2007. Net income per share for the third quarter of 2008 was $0.01 per diluted share on 17.7 million diluted average shares outstanding compared with $0.21 per diluted share in the third quarter of 2007 on 11.4 million diluted average shares outstanding. The increase in shares outstanding was primarily due to shares issued in the acquisition of Peoples in October 2007.

BancTrust was classified as "well-capitalized" at the end of the third quarter. Our risk-based capital ratio was 11.43%, compared with regulatory requirements of 10.0% for a well-capitalized institution and minimum regulatory requirements of 8.0%. Our tier 1 risk-based capital ratio was 10.18%, significantly above the requirement of 6.0% for a well-capitalized institution and minimum regulatory requirements of 4.0%.

Nine Months Results

Net income for the first nine months of 2008 was $4.7 million compared with $6.1 million for the first nine months of 2007. Net income per diluted share was $0.27 for the first nine months of 2008 compared with $0.53 for the same period in 2007.

Net interest income increased 30.5% to $47.4 million in the first nine months of 2008 compared with $36.3 million in the first nine months of 2007. The growth in interest income was due to a 47.9% increase in average earning assets to $1.8 billion primarily due to the Peoples acquisition.

The provision for loan losses rose to $7.2 million in the 2008 period compared with $4.9 million in the 2007 period. The increase in the provision over the prior year period was primarily due to an increase in non-performing assets in our Florida market. At September 30, 2008, non-performing assets totaled $116.6 million compared with $34.9 million at September 30, 2007.

Non-interest income increased 68% to $15.8 million in the first nine months of 2008 compared with $9.4 million in the first nine months of 2007, primarily as a result of the Peoples acquisition. The 2008 results also include a one-time pre-tax gain of $1.1 million on the sale of an interest rate contract acquired as part of the Peoples transaction and a $1.7 million loss on the sale of other real estate.

Shareholders Approve Increase in Authorized Shares - BancTrust Files Shelf Registration for $75 million

BancTrust shareholders approved an increase in our authorized shares of common stock from 20 million shares to 50 million shares at a special shareholders' meeting held on September 30, 2008. The additional available shares will provide BancTrust with needed flexibility in effecting possible future financings and acquisitions and in meeting other corporate needs that may arise. On October 6, 2008, BancTrust filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission to register the possible future issuance of up to $75 million of common stock, preferred stock, rights or warrants.

Accounting Treatment for Peoples BancTrust Acquisition

The acquisition of Peoples was accounted for under the purchase accounting method as required by United States generally accepted accounting principles. Under this method of accounting, the financial statements of the Company do not reflect results of operations or the financial condition of Peoples prior to October 15, 2007. The acquisition has made comparison to prior periods less useful as a means of judging the Company's performance in 2008 compared with 2007.

About BancTrust Financial Group, Inc.

BancTrust Financial Group, Inc. is a registered bank holding company headquartered in Mobile, Alabama. The Company provides an array of traditional financial services through 41 bank offices in the southern two-thirds of Alabama and 10 bank offices in northwest Florida. BancTrust's common stock is listed on the NASDAQ Global Select Market under the symbol BTFG.

Additional information concerning BancTrust Financial Group can be accessed at www.banktrustonline.com by following the link to investor relations.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words such as "expect," "may," "could," "intend," "project," "schedule," "estimate," "anticipate," "should," "will," "plan," "believe," "continue," "predict," "contemplate" and similar expressions. Such forward-looking statements are based on information presently available to BancTrust's management and are subject to various risks and uncertainties, including, without limitation, risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which BancTrust is engaged; BancTrust may be unable to obtain required shareholder or regulatory approval or financing for any proposed acquisition or other strategic or capital raising transactions; costs or difficulties related to the integration of BancTrust's businesses may be greater than expected; deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete; and the other risks described in BancTrust's SEC reports and filings under "Cautionary Note Concerning Forward-Looking Statements" and "Risk Factors." You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of its forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended				Nine Months Ended
	September 30,	June 30,	March 31,	September 30,	September 30,
	2008	2008	2008	2007	2008	2007

EARNINGS:
Interest revenue	$25,266	$27,622	$30,994	$22,842	$83,882	$70,512
Interest expense	10,898	11,458	14,135	10,811	36,491	34,201

Net interest revenue	14,368	16,164	16,859	12,031	47,391	36,311

Provision for loan losses	1,863	2,382	2,929	1,167	7,174	4,886

Trust revenue	1,018	1,000	1,000	611	3,018	2,084
Service charges on deposit accounts	2,802	2,753	2,817	1,501	8,372	4,176
Securities gains	3	41	7	0	51	0
Gain (loss) on other real estate, net	(1,709)	31	0	8	(1,709)	39
Gain on sale of interest rate floor	0	0	1,115	0	1,115	0
Other income, charges and fees	1,764	1,417	1,745	1,114	4,957	3,109
Total non-interest revenue	3,878	5,242	6,684	3,234	15,804	9,408

Salaries, pensions and other employee benefits	7,626	7,603	8,446	5,480	23,675	16,817
Net occupancy, furniture and equipment expense	2,998	3,148	2,991	1,880	9,137	5,244
Intangible amortization	949	948	824	187	2,721	561
Other non-interest expense	4,624	4,712	4,450	3,265	13,786	9,800
Total non-interest expense	16,197	16,411	16,711	10,812	49,319	32,422
Income before income taxes	186	2,613	3,903	3,286	6,702	8,411
Income tax (benefit) expense	(37)	836	1,155	927	1,954	2,345
Net income	$223	$1,777	$2,748	$2,359	$4,748	$6,066

Earnings per share:
Total
Basic	$0.01	$0.10	$0.16	$0.21	$0.27	$0.54
Diluted	0.01	0.10	0.16	0.21	0.27	0.53

Cash dividends declared
per share	$0.13	$0.13	$0.13	$0.13	$0.39	$0.39

Book value per share	$14.05	$14.12	$14.32	$12.65	$14.05	$12.65

Common shares outstanding	17,548	17,535	17,526	11,200	17,548	11,200
Basic average shares outstanding	17,548	17,535	17,522	11,200	17,535	11,190
Diluted average shares outstanding	17,721	17,697	17,649	11,370	17,689	11,381

STATEMENT OF CONDITION:	09/30/08	06/30/08	03/31/08	12/31/07	09/30/07
Cash and cash equivalents	$99,638	$77,124	$121,118	$128,781	$88,001
Securities available for sale	215,126	222,082	225,775	245,877	114,205
Loans and loans held for sale	1,521,704	1,558,967	1,576,894	1,632,676	1,021,284
Allowance for loan losses	(25,116)	(24,642)	(23,888)	(23,775)	(19,570)
Goodwill	97,506	98,463	96,543	95,643	41,793
Other intangible assets	10,256	11,205	12,153	12,978	2,434
Other assets	169,774	179,630	171,261	147,914	83,152
Total assets	$2,088,888	$2,122,829	$2,179,856	$2,240,094	$1,331,299

Deposits	$1,687,116	$1,703,332	$1,767,481	$1,827,927	$1,098,271
Short term borrowings	959	8,042	548	4,198	3,525
FHLB borrowings and long term debt	134,473	142,807	134,960	137,341	75,521
Other liabilities	19,848	20,994	25,815	21,108	12,262
Shareholders' equity	246,492	247,654	251,052	249,520	141,720
Total liabilities and shareholders' equity	$2,088,888	$2,122,829	$2,179,856	$2,240,094	$1,331,299

	Quarter Ended				Nine Months Ended
	09/30/08	06/30/08	03/31/08	09/30/07	09/30/08	09/30/07
AVERAGE BALANCES:
Total assets	$2,088,019	$2,127,484	$2,178,918	$1,342,496	$2,131,315	$1,384,356
Earning assets	1,774,193	1,819,174	1,898,782	1,199,188	1,827,521	1,235,543
Loans	1,542,183	1,570,840	1,605,924	1,027,162	1,572,870	1,022,527
Deposits	1,677,430	1,710,582	1,765,154	1,110,348	1,717,575	1,142,828
Shareholders' equity	247,008	249,270	249,880	141,755	248,713	141,314

PERFORMANCE RATIOS:

Return on average assets	0.04%	0.34%	0.51%	0.70%	0.30%	0.59%
Return on average equity	0.36%	2.87%	4.42%	6.60%	2.55%	5.74%
Net interest margin (tax equivalent)	3.25%	3.60%	3.62%	4.03%	3.49%	3.99%
Efficiency ratio	85.90%	75.81%	70.43%	69.97%	77.41%	70.01%

ASSET QUALITY:

Ratio of non-performing assets to total assets	5.58%	3.97%	3.88%	2.62%	5.58%	2.62%
Ratio of allowance for loan losses to total loans, net of unearned income	1.65%	1.58%	1.51%	1.92%	1.65%	1.92%
Net loans charged-off to average loans (annualized)	0.27%	0.42%	0.71%	0.33%	0.47%	0.21%
Ratio of ending allowance to total non-performing loans	35.94%	71.86%	54.85%	64.93%	35.94%	64.93%

CAPITAL RATIOS:

Average shareholders' equity to
average total assets	11.83%	11.72%	11.47%	10.56%	11.67%	10.21%
Dividend payout ratio	1300.00%	130.00%	81.25%	61.90%	144.44%	72.22%

For additional information contact: F. Michael Johnson (251) 431-7813.